Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Tina Donnels
October 16, 2003	853-2076

(Reno, Nevada)

Nevada Security Bank announced today that it has received approval from its Federal and State regulators to begin construction of a new full-service branch in Reno, Nevada.  Located in the McQueen Crossing Shopping Center at Mae Anne Avenue and Robb Drive, this will be the Bank’s third branch facility in Northern Nevada.  The branch is scheduled to open in the third quarter of 2004.

“We are excited about this new branch which will provide northwest Reno residents with a community banking relationship that includes personal and business products and services” said David Funk, President of Nevada Security Bank.  “We anticipate a successful partnership with the residents and businesses in northwest Reno,” he added.

About Nevada Security Bank

Nevada Security Bank, with $151 million in total assets as of September 30, 2003, is in its second year of operation.  The Bank has two branches in the state, one in the South Meadows area of Reno, and the second at Incline Village.  Nevada Security Bank is FDIC insured and is owned by The Bank Holdings, a one bank holding company with 400 local shareholders.  Additional information is available at the Bank’s web site at www.nevadasecuritybank.com.